Exhibit 99.1

News Release

RSP Permian, Inc. Announces First Quarter 2014 Financial and Operating Results

Dallas, Texas — May 13, 2014 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced financial and operating results for the quarter ended March 31, 2014.

Unless otherwise indicated, information presented in this release is on a pro forma basis, giving effect to the completion of the corporate reorganization and acquisitions in connection with the Company’s initial public offering (the “IPO”) and adjusted to eliminate non-recurring items associated with the IPO.  The Company’s Form 10-Q that will be filed with the Securities and Exchange Commission (the “SEC”) will include the combined results of RSP Permian, L.L.C. and Rising Star Energy Development Co., the Company’s historical accounting predecessor, in addition to the actual and pro forma results.

Highlights

•                  Successful completion of the Company’s IPO, issuing 23 million shares at $19.50 per share for gross proceeds of $449 million.

•                  Average production of 9,339 Boe/d in the first quarter of 2014, a 63% increase over the first quarter of 2013 average production of 5,713 Boe/d and a 19% increase over the fourth quarter of 2013 average production of 7,837 Boe/d.

•                  Net income of $14.7 million, or $0.20 per diluted share.  Net income includes a $3.8 million non-cash loss on derivatives and other income. Our adjusted net income, which does not include these items, was $17.0 million, or $0.23 per diluted share.

•                  Adjusted EBITDAX of $48.7 million in the first quarter of 2014; a 21% increase from $40.3 million in the fourth quarter of 2013.

•                  Added fourth operated horizontal rig and second operated vertical rig; all operated horizontal rigs are drilling stacked-laterals from multi-well pads.

•                  Drilled first operated Wolfcamp A well, Cross Bar Ranch 1717H (WA), on a dual-well pad with another completion in the Wolfcamp B without communication between the A and B zones.  The wells are in early flowback with the pad currently producing over 1,700 Boe/d.

•                  Drilled first operated long Middle Spraberry well, Johnson Ranch 912MS, RSP’s third horizontal Middle Spraberry well, producing at a peak 30-day IP rate of 751 Boe/d.

•                  As previously announced, acquired an additional 5,316 net acres prospective for horizontal development located in Martin, Glasscock and Dawson counties for an aggregate purchase price of approximately $79 million.

“Our strong operating performance and growth in the first quarter was highlighted by putting on three dual well/dual zone completions on production.  Our horizontal drilling operations have moved to full implementation of multi-well/multi-zone pad development which we believe will lead to efficient development of our oil and gas resource base.  We are particularly encouraged about the continued success of our Spraberry horizontal program where our early results in the Lower Spraberry indicate economic returns as strong as our Wolfcamp B wells,” stated Steve Gray, Chief Executive Officer of RSP.

“RSP is off to a great start in 2014, and we continue to look at acquisition opportunities where we can use our horizontal expertise to generate attractive rates of returns.”

Recent Horizontal Wells and Current Activity Update

During the first quarter of 2014, RSP drilled 16 horizontal wells (seven operated) and completed 10 horizontal wells (six operated).  The Company is currently in the drilling or completion phase on 10 operated horizontal wells in five different horizontal zones: one Middle Spraberry, four Lower Spraberry, one Wolfcamp A, three Wolfcamp B, and one Wolfcamp D.  The Company’s operated horizontal rigs are operating in Midland County (two rigs), Andrews County (one rig), and Dawson County (one rig).  The Company’s two operated vertical rigs are both operating in Midland County.  The Company expects to operate four horizontal rigs and two vertical rigs for the remainder of 2014.

The following table presents a summary of all recent operated horizontal wells drilled with more than one month of production history:

Well Name	County	Lateral Length (ft)	Zone	30-Day IP (Boe/d)
Kemmer 4210LS	Midland	5,247	Lower Spraberry	979
Headlee 3911H	Midland	7,270	Lower Spraberry	782
Johnson Ranch 912MS	Martin	7,848	Middle Spraberry	751
Kemmer 4210WB	Midland	5,281	Wolfcamp B	742
Johnson Ranch 912WB	Martin	7,365	Wolfcamp B	685
Parks Bell 3909H	Midland	7,277	Lower Spraberry	683
Fendley 404LS	Ector	4,462	Lower Spraberry	552
Fendley 404MS	Ector	4,641	Middle Spraberry	386

Quarterly Operational Results

	RSP Permian, Inc. Pro Forma
	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Production data:
Oil (MBbls)	594	516	350
Natural gas (MMcf)	621	574	495
NGLs (MBbls)	143	109	82
Total (MBoe)	841	721	514
Average Net Daily Production (Boe/d)	9,339	7,837	5,713
Average prices before effects of hedges(1)(2):
Oil (per Bbl)	$94.21	$94.38
Natural gas (per Mcf)	3.86	3.38
NGLs (per Bbl)	30.82	28.94
Total (per Boe)	$74.65	$74.64
Average realized prices after effects of hedges(1)(2):
Oil (per Bbl)	$93.57	$94.91
Natural gas (per Mcf)	3.86	3.38
NGLs (per Bbl)	30.82	28.94
Total (per Boe)	$74.19	$75.02
Average costs (per Boe):
Lease operating expenses	$9.23	$8.74
Production and ad valorem taxes	4.91	6.31
Depreciation, depletion and amortization	23.79	17.96
General and administrative expenses(3)	2.46	1.60

(1)         Average prices shown in the table reflect prices both before and after the effects of our realized commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period.

(2)         Average realized prices for oil are net of transportation costs. Average realized prices for natural gas do not include transportation costs; instead, transportation costs related to our gas production and sales are included in our lease operating expenses. No transportation costs are associated with NGL production and sales.

(3)         Pro forma general and administrative expenses for 4Q13 do not include additional expenses we would have incurred as a result of being a public company.

Production volumes for the quarter ended March 31, 2014 averaged 9,339 Boe/d or a total of 841 MBoe.  Production for the first quarter of 2014 was comprised of 71% crude oil, 17% NGLs, and 12% natural gas.  Our average realized oil, natural gas, and NGL prices were $94.21/Bbl, $3.86/Mcf, and $30.82/Bbl, respectively.  Per unit cash expenses (including lease operating, production and ad valorem taxes, and general and administrative) were $16.60 per Boe.  For the quarter, Adjusted EBITDAX was $48.7 million and adjusted net income totaled $17.0 million or $0.23 per diluted share.

Capital Expenditures

1st Quarter 2014 Capital Expenditures	(in millions)
Drilling, completion and workovers	$64
Infrastructure	2
Acquisitions and additions to leasehold	84
Contributed Working Interests (1)	32
Total Capital Expenditures	$183

(1)         In connection with the IPO, certain working interests were contributed to RSP Permian, Inc. in exchange for cash. RSP sold shares of common stock in the IPO and remitted a portion of the cash proceeds thereof to the contributors.

Liquidity Update

The Company retired all of its outstanding debt with a portion of its proceeds from the IPO. Since the IPO, the Company has drawn on its revolving credit facility to fund its drilling and for acquisitions.  As of March 31, 2014, the Company had borrowed $110 million on its revolving credit facility which has a $300 million borrowing base, and had $99 million of debt, net of cash, outstanding, leaving the Company approximately $200 million of liquidity under its revolving credit facility.

Hedging Update

The Company hedged approximately 60% of remaining 2014 expected oil production at an average floor of approximately $88 / bbl and approximately 60% of remaining 2014 natural gas production at a floor of $4.00/MMBtu.

Our open positions as of March 31, 2014 were as follows:

Description & Production Period	Volume (Bbls)	Weighted Average Floor price ($/Bbl)(1)	Weighted Average Ceiling price ($/Bbl)(1)	Weighted Average Swap price ($/Bbl)(1)
Crude Oil Swaps:
April 2014 – December 2014	90,000	$—	$—	$96.40
April 2014 – December 2015	210,000	—	—	92.60

Crude Oil Collars:
April 2014 – September 2014	6,000	$85.00	$113.04	—
April 2014 – December 2014	738,000	85.79	102.11	$—
April 2014 – December 2015	525,000	85.00	95.00	—
January 2015 – December 2015	72,000	80.00	93.25	—
July 2014 – September 2014	90,000	90.00	101.50	—
October 2014 – December 2014	90,000	90.00	97.33	—
January 2015 – March 2015	120,000	90.00	92.53	—

(1)         The crude oil derivative contracts are settled based on the month’s average daily NYMEX price of West Texas Intermediate Light Sweet Crude.

Description & Production Period	Volume (MMBtu)	Weighted Average Floor price ($/MMBtu)(1)	Weighted Average Ceiling price ($/MMBtu)(1)	Weighted Average Swap price ($/MMBtu)(1)
Natural Gas Collars:
April 2014 – December 2014	1,350,000	$4.00	$4.78	$—

(1)         The natural gas derivative contracts are settled based on the NYMEX closing settlement price.

Subsequent to March 31, 2014 we entered into the following oil and natural gas commodity hedges:

Description & Production Period	Volume (Bbls)	Weighted Average Floor price ($/Bbl)(1)	Weighted Average Ceiling price ($/Bbl)(1)	Weighted Average Swap price ($/Bbl)(1)
Crude Oil Collars:
January 2015 – December 2015	960,000	$85.00	$95.00	$—
January 2015 – June 2015	240,000	90.00	96.00	$—

(1)         The crude oil derivative contracts are settled based on the month’s average daily NYMEX price of West Texas Intermediate Light Sweet Crude.

Earnings Conference Call

On May 13, 2014, at 10:00 a.m. Central Time, RSP will discuss its first quarter 2014 results.  Hosting the call will be Steven Gray, Chief Executive Officer, Zane Arrott, Chief Operating Officer, and Scott McNeill, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13581256.  The replay will be available until May 27, 2014.  Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, and Ector.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP”.  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

RSP PERMIAN, LLC

PROFORMA STATEMENTS OF OPERATIONS

(In thousands, except for unit and per unit data)

	Pro Forma (1)		Actual & Predecessor
	Three Months Ended		Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2014	March 31, 2013

Revenues:
Oil sales	$55,930	$48,733	$51,471	$21,923
Natural gas sales	$2,397	$1,937	$2,206	$1,165
NGL sales	$4,417	$3,145	$4,081	$1,567

Total revenues	$62,744	$53,815	$57,758	$24,655

Net cash from derivative instruments	(380)	(1,468)	(380)	(736)

Adjusted Total Revenues	$62,364	$52,347	$57,378	$23,919

Operating Expenses:
Lease operating expenses	$7,757	$6,298	$7,063	$3,355
Production and ad valorem taxes	4,127	4,546	3,876	1,636
General and administrative expenses	1,771	1,157	5,001	555

Total operating costs and expenses	$13,654	$12,001	$15,940	$5,546

Adjusted EBITDAX, as defined (2)	$48,709	$40,346	$41,438	$18,373

Depreciation, depletion, and amortization	$19,994	$12,940	$16,361	$10,202
Asset retirement obligation accretion	38	53	29	25
Exploration	756	74	756	63
Interest expense	1,131	4,865	1,131	624
Stock-based compensation, net	294	—	12,015	—

Adjusted income before income taxes	$26,497	$22,414	$11,146	$7,459

Adjusted income tax expense	9,539	8,069	4,733	—

Adjusted net income, as defined (2)	$16,958	$14,345	$6,413	$7,459
Adjusted net income per common share - Basic	$0.23	$0.20	$0.10	N/A
Adjusted net income per common share - Diluted	$0.23	$0.20	$0.10	N/A

Other items included in income before taxes:
Non-cash loss (gain) on derivatives, net	3,773	(2,226)	3,773	921
Gain on asset sale	—	—	—	(6,129)
Other income	(309)	(339)	(310)	(199)

Income before income taxes	$13,494	$16,910	$2,950	$12,866

Income tax expense	(1,247)	923	130,480	—

Net Income	$14,741	$15,987	$(127,530)	$12,866
Net income per common share - Basic	$0.20	$0.22	$(2.03)	N/A
Net income per common share - Diluted	$0.20	$0.22	$(2.03)	N/A

Weighted Average Common Shares Outstanding:
Basic	72,500	72,500	62,955	N/A
Diluted	72,500	72,500	62,955	N/A

(1)         RSP Permian, Inc. is a C-Corp. under the Internal Revenue Code of 1986, as amended, and is subject to income taxes. The Company computed a pro forma income tax provision for 4Q13 as if RSP Permian, L.L.C. and Rising Star Energy Development Co. (“Rising Star”) were subject to federal income taxes in 2013. For 4Q13 comparative purposes, we have included pro forma financial data to give effect to income taxes assuming the earnings of the RSP Permian, L.L.C. and Rising Star had been subject to federal income tax as a C-Corp. since inception. The unaudited pro forma data is presented for informational purposes only and does not purport to project our results of operations for any future period or our financial position as of any future date. The pro forma tax provision has been calculated at a rate based upon a federal corporate level tax rate and a state tax rate, net of federal benefit, incorporating permanent differences.

(2)         Adjusted EBITDAX and adjusted net income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and adjusted net income, see “Use of Non-GAAP Financial Measures” below.

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation.  Adjusted net income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation and adjusted income tax expense.

Management believes Adjusted EBITDAX and adjusted net income are useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDAX and adjusted net income because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and adjusted net income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX and adjusted net income may not be comparable to other similarly titled measures of other companies.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.